PGIM Investments LLC

655 Broad Street – 6th Floor

Newark, New Jersey 07102

July 1, 2025

The Board of Directors/Trustees of the Funds listed on Appendix A

655Broad Street—6th Floor Newark, New Jersey 07102

Re: PGIM Funds listed on Appendix A, as may be amended from time to time (each, a “Fund”)

To the Board of Directors/Trustees:

PGIM Investments LLC (“PGIM Investments”) has contractually agreed that to the extent the Fund invests in a U.S. registered exchange-traded fund advised by PGIM Investments (each, a “PGIM ETF”), PGIM Investments will waive any management fees it receives from the Fund in an amount equal to the unitary management fee received by PGIM Investments from the PGIM ETF attributable to the Fund’s investment in such PGIM ETF. This waiver will be effective at any time the Fund is invested in the PGIM ETF and will remain in effect for so long as the Fund is invested or intends to invest in the PGIM ETF, unless earlier terminated by agreement of the Board of the Fund.

Very truly yours,

PGIM INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President

Appendix A

PGIM ETF Trust

PGIM Ultra Short Bond ETF

PGIM Active High Yield Bond ETF

PGIM Active Aggregate Bond ETF

PGIM Total Return Bond ETF

PGIM Floating Rate Income ETF

PGIM AAA CLO ETF

PGIM Short Duration Multi-Sector Bond ETF

PGIM Short Duration High Yield ETF

PGIM Municipal Income Opportunities ETF

PGIM Ultra Short Municipal Bond ETF

PGIM Corporate Bond 0-5 Year ETF

PGIM Corporate Bond 5-10 Year ETF

PGIM Corporate Bond 10+ Year ETF